EX-99.(p)(25)

B.	Ethics - Investment Adviser Code of Ethics

Location: II. Employee Conduct

(from: Oct 10 2014)

Policy Statement:

All employees are expected to comply with the law and to meet high ethical standards when acting on behalf of Prudential and in their personal conduct. The Code of Conduct for all employees is outlined in Prudential’s Ethics Policy, “Making the Right Choices”. In some instances, this policy may apply to the actions of household members. Failure to adhere to the standards of this policy, both in letter and spirit, may lead to disciplinary action, up to and including termination. Prudential adopted an Investment Adviser Code of Ethics in January 2005 which is applicable to all associates acting in an investment advisory capacity on behalf of any investment advisers within the enterprise.

Purpose:

The purpose of the Ethics Policy is to ensure all business practices are conducted in an ethical manner. Rule 204A-1 of the Advisers Act requires each federally registered investment adviser to adopt a written code of ethics designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. The Code must also set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

Responsibility:

All associates are encouraged to read the Company’s Ethics Policy, “Making the Right Choices”. Associates must communicate all situations that compromises the ethical standards of the company as well as any concerns in ethical behavior to any one (or more) of the following for resolution:

1.	Management in your organization

2.	Human resources contact

3.	Compliance and/or legal contact

4.	Business ethics contact

5.	Global Business Ethics and Integrity hotline (800-752-7024)

If you have knowledge of or concern about an ethical, legal, or regulatory violation, you can raise your concerns without fear. Prudential will not engage in, nor tolerate retaliatory, threatening or harassing acts against any associate for reporting suspected unethical or illegal behaviors or practices.

Monitoring:

Annual Investment Adviser/Conflict of Interest Questionnaire: To ensure compliance with the guidelines outlined in the company’s ethics statement, PIM Compliance and the Ethics Office administer an annual Investment Advisor Background Questionnaire (IABQ). The first part of this questionnaire is geared at preparing the PIM businesses’ annual investment advisory registration (Form ADV) filings with the SEC. These filings require that certain questions be answered on behalf of each investment advisor entity, its officers and associated employees. The second part of this questionnaire includes questions aimed at understanding both actual and apparent conflicts of interest, and fulfills associates’ disclosure requirements as outlined in Prudential’s Code of Conduct, “Making the Right Choices”. All supervised persons of PIM, Inc, domiciled within the U.S. are required to complete the annual IABQ. Those supervised persons of PIM, Inc. domiciled outside the U.S. are required to complete the annual IABQ where privacy laws permit. Even with this annual requirement, associates still have a responsibility to adhere to Prudential’s values and guidelines and disclose any potential conflicts as they arise.

Annual Certification: Annually, all associates receive an electronic request to assert to their understanding of the Investment Adviser Code of Ethics, among other policies. The Corporate Compliance unit coordinates the annual process and maintains the required records.

New Hire Investment Advisor Questionnaire: Based on the annual investment advisor questionnaire, this form intends to identify actual or potential conflicts between PIM employees’ personal lives and their employment with PIM or related area. Unlike the annual questionnaire, this version is administered to U.S. domiciled new hires and U.S. domiciled transfers into PIM, Inc. upon attendance at PIM Compliance Orientation (New Hire training). Non-U.S. locations follow local procedures for disclosing conflicts at or around the time of hire.

Training: This policy and its requirements are covered in New Hire Compliance Training (PIM Compliance Orientation) and Annual Compliance Training. PIM Compliance maintains logs of an attendees of new hire and annual training. PIM Compliance follows up with new hires to ensure the timely receipt (typically within 10 business days following the training session) of the new hire acknowledgement forms. Corporate Compliance maintains the new hire (hard copy) and annual (electronic) certifications signed by associates.

Related Documents

•	Prudential’s Personal Conflicts of Interest and Outside Business Activities

•	Prudential’s Protection and Use of Material Nonpublic Information: Information Barriers and Personal Securities Trading

•	Prudential’s Whistleblower Protection Ethical Concerns Reporting and Non-Retaliation

•	Loans to and From Employees Policy

IA Code of Ethics 1-11-11

Location: II. Employee Conduct » B. Ethics - Investment Adviser Code of Ethics

(from: Oct 15 2011)

INVESTMENT ADVISER CODE OF ETHICS 1-11-11

INTRODUCTION

Rule 204A-I under the Advisers Act requires each federally registered investment adviser to adopt a written code of ethics (the “Code”) designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. In addition, the Code must set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

Generally, the Code applies to directors, officers and employees acting in an investment advisory capacity who are known as Supervised Persons and in some cases, also as Access Persons, of the adviser. Supervised Persons covered by more than one code of ethics meeting the requirements of Rule 204A-1 will be subject to the code of the primary entity with which the Supervised Person is associated.

Employees identified as Supervised and Access Persons must comply with the Code. Compliance is responsible for notifying each individual who is subject to the Code. Supervised Persons must be provided and must acknowledge receipt of this Code and any amendments to the Code. They must also comply with the federal securities laws.

GENERAL ETHICAL STANDARDS

Prudential holds its employees to the highest ethical standards. Maintaining high standards requires a total commitment to sound ethical principles and Prudential’s values. It also requires nurturing a business culture that supports decisions and actions based on what is right, not simply what is expedient.

It is the responsibility of management to make the Company’s ethical standards clear. At every level, associates must set the right example in their daily conduct. Prudential expects associates to be honest and forthright and to use good judgment. We expect them to deal fairly with customers, suppliers, competitors, and one another. We expect them to avoid taking unfair advantage of others through manipulation, concealment, abuse of confidential information or misrepresentation. Moreover, associates are encouraged to understand the expectations of the Company and apply these guidelines to analogous situations or seek guidance if they have questions about conduct in given circumstances.

It is each associate’s responsibility to ensure that we:

•	Nurture a company culture that is highly moral and make decisions based on what is right.

•	Build lasting customer relationships by offering only those products and services that are appropriate to customers’ needs and provide fair value.

•	Create an environment where associates conduct themselves with courage, integrity, honesty and fair dealing.

•	Ensure no individual’ s personal success or business group’s bottom line is more important than preserving the name and goodwill of Prudential.

•	Regularly monitor and work to improve our ethical work environment.

Because Ethics is not a science, there may be gray areas. We encourage individuals to ask for help in making the right decisions. Business Management, Business Ethics Officers, and our Human Resources, Law and Compliance and Enterprise Ethics professionals are all available for guidance at any time.

INVESTMENT ADVISER FIDUCIARY STANDARDS

Investment advisers frequently are fiduciaries for clients. Fiduciary status may exist under contract; common law; state law; or federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940 and ERISA.

Whenever a Prudential adviser acts in a fiduciary capacity, it will endeavor to consistently put the client’ s interest ahead of the firm’s. It will disclose actual and potential meaningful conflicts of interest. It will manage actual conflicts in accordance with applicable legal standards. If applicable Legal standards do not permit management of a conflict, the adviser will avoid the conflict. Advisers will not engage in fraudulent, deceptive or manipulative conduct with respect to clients. Advisers will act with appropriate care, skill and diligence.

Advisory personnel are required to know when an adviser is acting as a fiduciary with respect to the work they are doing. In such cases, advisory personnel are expected to comply with all fiduciary standards applicable to the firm in performing their duties. In addition, they must also put the client’s interest ahead of their own personal interest. An employee’s fiduciary duty is a personal obligation. While advisory personnel may rely upon subordinates to perform many tasks that are part of their responsibilities, they are personally responsible for fiduciary obligations even if carried out through subordinates.

Employees should be aware that failure to adhere to the standards under this Code might lead to disciplinary action up to and including termination of employment.

REPORTING VIOLATIONS OF THE CODE

It is the responsibility of each Supervised Person and Access Person to promptly report any violations of this Code to his/her Chief Compliance Officer.

INCORPORATED POLICIES

In addition to this document the following policies are also considered part of this Code:

•

U.S. Information Barrier Policy. It is each Supervised and Access Person’s responsibility to know whether their investment management unit is subject to the information barrier restrictions under the U.S. Information Barrier Policy.

•	Personal Securities Trading Policy

•	Section I — Prudential’s Policy Statement on Insider Trading

•	Section II — Securities Trade Monitoring for Covered and Access Persons

•	Section III — Policy and Restrictions for Personal Trading in Securities Issued by Prudential by Designated Persons

•	Section IV — Trading Restrictions for Associates of Broker-Dealers

E.	Personal Securities Trading Policy

Location: II. Employee Conduct

(from: Apr 14 2014)

Policy Statement:

Federal law requires investment advisers to establish procedures to prevent the misuse of material nonpublic information. In addition, the Investment Advisers Act and the Investment Company Act both set Forth specific personal trading reporting requirements for Officers and Directors of registered investment companies and investment advisers, as well as individuals with access to portfolio management trading activity and recommendations and nonpublic holdings information of registered investment companies and investment advisory clients. To comply with these and other similar laws and rules, Prudential has developed policies and procedures, including the Personal Securities Trading Policy to prevent the misuse of material nonpublic information and to establish requirements for reporting personal securities trading activity. All PIM associates are subject to Prudential’s policy. Please link to Prudential’s Personal Securities Trading Policy for the full policy description.

Purpose:

To provide a framework for Officers, Directors and employees of Prudential to conduct personal transactions in the securities markets while ensuring that they and the Company comply with all relevant laws and regulations governing personal securities trading.

Responsibility:

This policy applies to all PIM employees unless otherwise noted.

PIM Compliance provides training to new hires within 30 days of their start date. Additionally all PIM associates receives an annual refresher training. Training includes a review of various Compliance policies including policies on personal securities trading. All PIM associates must attend the training. Compliance is responsible for maintaining attendance logs. All new associates receive the systematic link to the PIM Compliance Library and are instructed to read the Personal Securities Trading Policy. Annually, associates are requested to sign acknowledgements that they have read and understand the Policy and must disclose all accounts and holdings that are subject to the Policy.

Policy Details:

This Section emphasizes some, but not all, key requirements of Prudential’s Personal Securities Trading Policy. All PIM associates must read and be familiar with this policy, the policy for Designated Persons and the FAQs. For the purpose of this policy the following definitions apply:

1.	Access Persons - Associates who work in or support portfolio management activities, have access to nonpublic investment advisory client trading information or recommendations or have access to nonpublic portfolio holdings of mutual funds.

2.	Covered Persons - Associates, other than Access Persons, who may have access to material nonpublic information about external public companies or those individuals who have a regulatory obligation to be monitored.

3.	Designated Persons - Are employees who, during the normal course of his or her job, have routine access to material nonpublic information about Prudential, including information about one or more Divisions or Segments.

Trading Restriction Highlights:

All PIM associates are subject to certain trading restrictions on the securities in their personal or related accounts. PIM associates may only maintain a brokerage account with broker/dealers authorized by Corporate Compliance. Authorized broker/dealers are:

•	Wells Fargo Advisors

•	Pruco Securities

•	Charles Schwab

•	E*TRADE

•	Fidelity Investments

•	Merrill Lynch

•	UBS Financial Services

•	TD Ameritrade

•	Scottrade

•	Raymond James

•	Morgan Stanley

•	JP Morgan Chase

•	Chase Investment Services Corp. (CISC)

NOTE: PIM associates must disclose all accounts and holdings that are subject to the policy at time of hire into PIM and annually thereafter. All PIM associates with a preclearance requirement are required to preclear their personal trades in SunGard Personal Trading Assistant (“SunGard PTA”) ,Prudential’s third party trade management system. Depending on the unit, associates trade requests will be compared to different restricted lists. Private Side will have their personal securities transactions compared against the PSML ,GPPSML or GRL and applicable restricted lists of their business unit (PCG - 90 day List; PREI - Global REIT/REOC Restricted List; PMCC - PMCCREIT/REOC List). Public Side associates who are designated as “Access Persons” will have their personal securities transactions compared to both their unit’s restricted list (if applicable) and firm trading. All access persons must report private securities transactions immediately and receive express prior approval for such transactions. All securities transactions are reportable with limited exceptions. See the Personal Securities Trading Policy, section II.C.7 for details on reportable transactions and section V.D for Mutual Fund Reporting and Trading Restrictions. All PIM employees are prohibited from selling short including “short sales against the box” (a.k.a. Speculating either directly or indirectly) and from participating in any options transactions on any securities issued by Prudential. Non-margin account collateral arrangements are also prohibited. Employees may not enter into any arrangement involving the pledge or use as collateral of Company securities, other than a permissible securities brokerage margin account.

Investment Personnel and Access Persons are prohibited from market timing any proprietary mutual funds, as well as certain non-proprietary funds sub-advised by Prudential. All PIM employees are prohibited from participating in investment clubs. Associates who are registered reps of PIMS (Prudential Investments Management Services, LLC) have additional trading restrictions which are described in the Personal Securities Trading Policy and in the PIMS Compliance Manual.

Monitoring:

Prudential has established a program to monitor the personal securities trading of certain associates. All PIM associates have been designated for participation in SunGard PTA, because of their access to material nonpublic information concerning publicly traded companies. Corporate Compliance reviews employee trading activity and compares it to various lists of restricted securities and firm trading activity. Employee trades of securities whose issuers are on a restricted list, or “matched trades,” are then investigated by Corporate Compliance and PIM Compliance to determine whether any insider trading or other violation of Prudential policy may have occurred. These matters then go before the Personal Securities Trading and Mutual Fund Code of Ethics Committee for resolution and possible imposition of discipline and sanctions (refer to PIM’s Discipline & Sanctions policy).

If you have any questions, please contact your business unit compliance officer listed in the Compliance Contacts section of this manual.

Related Documents

PIM Insider Trading Policy

Prudential’s Personal Securities Trading Policy

SunGard Personal Trading Assistant (SunGard PTA)

E.	Personal Securities Trading Policy

We maintain a personal securities trading policy that governs the trading activities of our employees as well as their household members and dependents. Subject to certain limited exceptions, employees are required by the Policy to:

•	report personal securities transactions to our corporate compliance unit;

•	pre-clear personal securities transactions (for employees considered to be “access persons” under SEC rules);

•	maintain brokerage accounts only with certain approved brokers that report transaction information to our corporate compliance unit; and

•	annually report securities holdings to our corporate compliance unit.

Our access persons and investment personnel are subject to additional restrictions under the Policy, including the following:

•	investment personnel are generally prohibited from purchasing securities in initial public offerings;

•

access persons may not trade any security on the same day that we trade such security (or an equivalent security) for client accounts (other than in client accounts that replicate a broad-based index);

•

investment personnel are prohibited from trading any security within seven days before or after we trade such security (or an equivalent security) for client accounts (other than in client accounts that replicate a broad-based index);

•	investment personnel who invest in proprietary and certain non-proprietary mutual funds must hold such investments for a period of at least 60 days;

•	investment personnel must disgorge any profits from the purchase and sale (in whatever order) of the same security within 60 days; and

•	access persons may not write naked call options or buy naked put options on a security held in a client account.

We monitor personal trading activity versus firm trading and restricted list content, and any matches are investigated by our compliance unit. An ethics committee meets regularly to consider possible violations and take disciplinary action where appropriate.

All employees receive annual training regarding our personal securities trading and information barrier policies. In addition, employees must annually confirm that they have read and understand our code of ethics, including the personal securities trading and information barrier policies.

F.	Information Barrier

Prudential Investment Management’s information barrier policy is designed to prevent the communication of material, non-public information across the various Prudential U.S. asset management investment sectors.

Under the Policy, an employee of one investment sector, including Prudential Real Estate Investors, may not communicate material, non-public information to an employee of another investment sector without approval from each sector’s compliance unit. The information barrier policy also restricts physical access to an investment sector’s offices by employees of a different investment sector.

We maintain a restricted list of issuers about which we have material, non-public information. The restricted list is contained in an electronic database that can be viewed only by specified associates who have been granted access. The database is updated as changes are required. Restricted issuers are also added directly into the trading system so that our trading activities are screened on a pre-trade basis against our restricted list. Investment personnel must receive an override from our compliance unit prior to transacting for client accounts in the securities of any issuers that are restricted in the trading system.